SUB-ITEM 77D

                               MFS SERIES TRUST X

                        MFS CONSERVATIVE ALLOCATION FUND

                          MFS MODERATE ALLOCATION FUND

                           MFS GROWTH ALLOCATION FUND

                      MFS AGGRESSIVE GROWTH ALLOCATION FUND

MFS Conservative Allocation Fund and MFS Moderate Allocation Fund added disclosure regarding short sales, and the MFS Conservative Allocation Fund, MFS Moderate Allocation Fund, MFS Growth Allocation Fund, and MFS Aggressive Growth Allocation Fund, added disclosure regarding derivatives, as described in the prospectus contained in Post-Effective Amendment No. 57 to the Registration Statement (File Nos. 33-1657 and 811-4492), as filed with the Securities and Exchange Commission via EDGAR on September 28, 2005, under Rule 485 under the Securities Act of 1933. Such description is incorporated herein by reference.